Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 11, 2024 (the “Closing Date”), Solaris Energy Infrastructure, Inc. (“Solaris, Inc.”), and Solaris Energy Infrastructure, LLC (“Solaris, LLC” and collectively with Solaris, Inc., “Solaris”), completed its acquisition of Mobile Energy Rental LLC (“MER”) in accordance with the Contribution Agreement dated July 9, 2024 (the “Contribution Agreement”). Per the terms of the Contribution Agreement, the members of MER contributed all equity interests in MER to Solaris in exchange for (i) $60 million in cash, subject to adjustments related to reimbursement of capital expenditures and closing net working capital which increased the cash consideration by $76.7 million and (ii) 16,464,778 units of Solaris LLC and an equal number of shares of Class B Common Stock of Solaris Inc in equity consideration, (the “Transaction”).

The Transaction is reflected in Solaris, Inc.’s historical consolidated balance sheet as of December 31, 2024 which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 10-K on March 5, 2025. The following unaudited pro forma combined financial information gives effect to the Transaction, which was accounted for using the acquisition method of accounting with Solaris identified as the acquiror. Under the acquisition method of accounting, Solaris recorded assets acquired and liabilities assumed from MER at their respective acquisition date fair values on the Closing Date. The unaudited pro forma combined statement of operations give pro forma effect to the consummation of the Transaction on the terms provided for in the Contribution Agreement. For purposes of the pro forma financial statements presented below, it is assumed that Solaris incurred $162 million of additional debt to refinance existing debt and fund the cash due at closing of the Transaction.

The unaudited pro forma combined financial statements are based on and have been derived from the following historical financial statements of Solaris and MER:

•	Audited consolidated financial statements of Solaris, Inc. for the year ended December 31, 2024;

•	Unaudited condensed interim financial statements of MER as of June 30, 2024, and for the six-month period ended June 30, 2024.

The unaudited pro forma combined financial statements have been prepared pursuant to Article 11 of Regulation S-X, and should be read in conjunction with the separate historical financial statements and related notes of Solaris, Inc. and MER.

The unaudited pro forma combined statements of operations for the year ended December 31, 2024 gives effect to the Transaction as if it had occurred on January 1, 2024.

In the opinion of Solaris management, the unaudited pro forma combined financial statements reflect adjustments that are necessary to present fairly the unaudited pro forma combined financial information as of and for the periods indicated, and the pro forma adjustments are based on currently available information and assumptions Solaris believes are factually supportable and are attributable to the Transaction.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transaction occurred as of the date indicated. The unaudited pro forma combined financial statements also should not be considered indicative of the future results of operations or financial position of either Solaris or MER.

The proposed transaction is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements as required by SEC rules. Differences between these preliminary estimates and the final transaction accounting may be material.

SOLARIS ENERGY INFRASTRUCTURE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(share amounts and dollars in thousands, except per share amounts)

	Historical Solaris, Inc. 12/31/2024	Historical (Reclassified) MER January 1 2024 to September 10 2024	Note	Transaction Accounting Pro Forma Adjustments	Note	Other Transaction Pro Forma Adjustments	Note	Pro Forma Condensed Combined
Service revenue	$263,206	$1,054	D	$—		$—		$264,260
Service revenue - related parties	13,465	1,167	D	—		—		14,632
Leasing revenue	36,420	23,721	D	—		—		60,141

Total Revenue	313,091	25,942		—		—		339,033

Operating costs and expenses:
Cost of services, excluding depreciation and amortization	176,971	970	D	—		—		177,941
Cost of leasing revenue, excluding depreciation	7,950	7,479	D	—		—		15,429
Non-leasing depreciation and amortization	41,183	28	D	8,422	E2	—		49,633
Depreciation of leasing equipment	6,035	2,094	D	14,680	E3	—		22,809
Gain on sale of Kingfisher facility	(7,461)	—		—		—		(7,461)
Gain on reversal of property tax contingency	(2,483)	—		—		—		(2,483)
Selling, general and administrative	35,617	1,430		—		—		37,047
Other operating expenses, net	2,463	—		—		—		2,463

Total operating costs and expenses	260,275	12,001		23,102		—		295,378

Operating income	52,816	13,941		(23,102)		—		43,655
Interest expense, net	(11,808)	(1,011)	D	—		(5,442)	E1	(18,261)
Loss on debt extinguishment	(4,085)	—		—		—		(4,085)

Income before income tax expense	36,923	12,930		(23,102)		(5,442)		21,310
Provision for income taxes	(8,005)	—		4,665	E4	1,099	E4	(2,241)

Net income	28,918	12,930		(18,437)		(4,343)		19,068
Less: net loss (income) related to non-controlling interests	(13,110)	—		(1,497)	E5	2,749	E5	(11,858)

Net income (loss) attributable to Solaris Energy Infrastructure, Inc.	15,808	12,930		(19,934)		(1,594)		7,210
Less: loss (income) attributable to participating securities	(1,040)	—		76	E6	—		(964)

Net income (loss) attributable to common shareholders	$14,768	$12,930		$(19,858)		$(1,594)		$6,246

Earnings (Loss) per share of Class A common stock - basic	$0.51						E7	$0.22
Earnings (Loss) per share of Class A common stock - diluted	$0.50						E7	$0.21
Basic weighted-average shares of Class A common stock outstanding	28,763						E7	28,763
Diluted weighted-average shares of Class A common stock outstanding	29,235						E7	29,235

SOLARIS ENERGY INFRASTRUCTURE, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(share amounts and dollars in thousands, except per share amounts)

Note A – Description of the Transaction

On September 11, 2024, Solaris Energy Infrastructure, Inc. (“Solaris, Inc.”) and Solaris Energy Infrastructure, LLC (“Solaris, LLC” and collectively with Solaris, Inc., “Solaris”) completed the acquisition of 100% of the outstanding equity interest in Mobile Energy Rental LLC (“MER”) in accordance with the Contribution agreement dated July 9, 2024 (the “Contribution Agreement”). Wherein members of MER contributed all equity interests in MER to Solaris in exchange for cash and equity consideration of Solaris (the “Transaction”).

Note B – Basis of Pro Forma Presentation

The unaudited pro forma combined statement of operations have been prepared pursuant to Article 11 of Regulation S-X. The unaudited pro forma combined statement of operations should be read in conjunction with the separate historical financial statements and related notes of Solaris and MER.

The unaudited pro forma combined statement of operations are based on and have been derived from the following historical financial statements of Solaris and MER:

•	Audited consolidated financial statements of Solaris for the year ended December 31, 2024;

•	Unaudited interim condensed financial statements of MER for the six-month period ended June 30, 2024.

The Transaction is reflected in Solaris, Inc.’s historical consolidated balance sheet as of December 31, 2024 which was filed with the U.S. Securities and Exchange Commission on Form 10-K on March 5, 2025. The unaudited pro forma combined statement of operations for the year ended December 31, 2024 gives effect to the Transaction as if it had occurred on January 1, 2024.

The unaudited pro forma combined statement of operations have been prepared using the acquisition method of accounting in accordance with the business combination provisions of Financial Accounting Standards Board Accounting Standard Codification 805, Business Combinations, with Solaris representing the acquirer under this guidance. The unaudited pro forma combined statement of operations give pro forma effect to the consummation of the Transaction on the terms provided for in the Contribution Agreement. The unaudited pro forma adjustments reflect adjustments related to the application of the acquisition method of accounting wherein the purchase price consideration has been allocated to the assets acquired and liabilities assumed based upon management’s estimate of what their respective fair values would be as of the date of the Transaction. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Preliminary fair value estimates may change as additional information becomes available, and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement, including property and equipment, lease assets, and customer contracts and their related tax impact. Following the consummation of the Transaction, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma combined financial statements.

The unaudited pro forma combined statement of operations do not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the Transaction or of any integration costs.

Note C – Conforming Accounting Policies

At this time, Solaris is not aware of any material differences between the accounting policies used by Solaris and MER that would continue to exist subsequent to the application of acquisition accounting. Solaris’ review of MER’s accounting policies to determine if any differences in accounting policies require further reclassification of MER’s results of operations or reclassification of assets or liabilities to conform to Solaris’ accounting policies and classifications is ongoing. It is possible that Solaris’ may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note D – Reclassifications

The following reclassification adjustments below were made to conform the presentation of MER’s financial information to Solaris’ presentation.

	Historical MER 6/30/2024	Historical MER July 1 to September 10 2024	Historical MER January 1 to September 10 2024	Reclassification Adjustments	Historical (Reclassified) MER January 1 to September 10 2024
Pro Forma Statement of Operations
Revenues:
Lease Income	$7,821	$15,900	$23,721	$(23,721)	$—
Leasing Revenue	—	—	—	23,721	23,721
Service Revenue	1,612	491	2,103	(1,049)	1,054
Sales of ancillary products	118	—	118	(118)	—
Revenue - related parties	—	—	—	1,167	1,167
Labor and service cost	1,198	1,525	2,723	(2,723)	—
Depreciation	1,904	218	2,122	(2,122)	—
Supplies and materials	347	1,084	1,431	(1,431)	—
Freight and transportation	425	146	571	(571)	—
Equipment rentals	1,310	2,170	3,480	(3,480)	—
Repairs and maintenance	144	100	244	(244)	—
Cost of services, excluding depreciation and amortization	—	—	—	970	970
Cost of leasing revenue, excluding depreciation	—	—	—	7,479	7,479
Non-leasing depreciation and amortization	—	—	—	28	28
Depreciation of leasing equipment	—	—	—	2,094	2,094
Selling, general, and administrative expenses	475	955	1,430	—	1,430

Income from operations	3,748	10,193	13,941	—	13,941
Other expense (income):
Interest expense	108	904	1,012	(1,012)	—
Other income, net	(1)	—	(1)	1	—

Interest expense, net	—	—	—	1,011	1,011

Net Income	$3,641	$9,289	$12,930	$—	$12,930

Note E – Transaction Accounting Pro Forma Adjustments

1.	Incremental pro forma interest expense

The pro forma adjustment relates to the incremental pro forma interest expense as a result of the additional financing obtained related to funding the Transaction with the assumption that such financing was obtained on January 1, 2024, and was outstanding for the entire year ended December 31, 2024.

On September 11, 2024, Solaris and certain of its subsidiaries entered into a senior secured term loan agreement (the “Term Loan Agreement”) with Banco Santander, S.A. New York Branch, as administrative agent, and Silver Point Finance, LLC, as collateral agent, along with other participating lenders. Under the Term Loan Agreement, the lenders provided term loans totaling $325.0 million. Solaris utilized $162.3 million of the proceeds to fund the Transaction, with the remaining funds restricted for capital expenditures and are excluded from these pro forma. For purposes of the pro forma, Solaris has allocated $5.0 million of the total debt discount and issuance costs of $9.4 million to the pro forma adjustments on a pro-rata basis.

The borrowings under the Term Loan Agreement bear a variable interest rate, at Solaris’ option, equal to either Term SOFR plus an applicable margin or the Base Rate (each as defined in the Term Loan Agreement) plus an applicable margin. Solaris utilized an assumed interest rate for the purposes of this pro forma of 10.8% consistent with its weighted average interest rate for the Term Loan Agreement.

Pro Forma Year Ended 12/31/2024 (in thousands)
Adjustment to interest expense
Elimination of Solaris’ historical interest expense	$11,808
Elimination of MER’s historical interest expense to its owners	1,012
New Term Loan Facility interest	(17,526)
Amortization of Debt Issue Cost	(735)

Additional pro forma adjustment to interest expense, net	$(5,442)

A 1/8 of a percentage point increase or decrease in the estimated interest rate would result in a change in interest expense of approximately $203 thousand for the year ended December 31, 2024.

2.	Incremental pro forma non-leasing depreciation and amortization

Represents the adjustments to record (i) the elimination of historical non-leasing depreciation and amortization expense and (ii) recognition of new depreciation and amortization expense related to fair values of identifiable property and equipment and intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to further adjustment as additional information becomes available.

Pro Forma Year Ended 12/31/2024 (in thousands)
Elimination of MER’s historical non-leasing depreciation	$(28)
Depreciation of fair value of MER’s property and equipment acquired	247

Additional pro forma non-leasing depreciation expense	219

Elimination of MER’s historical intangible assets amortization	—
Amortization of fair value of MER’s intangible assets acquired	8,203

Additional pro forma amortization expense	8,203

Additional pro forma depreciation and amortization	$8,422

3.	Incremental pro forma depreciation of leasing equipment

Represents the adjustments to record (i) the elimination of historical depreciation of leasing equipment and (ii) recognition of new depreciation of leasing equipment expense related to the fair value of identifiable property and equipment classified as equipment held for lease on a straight-line basis.

Pro Forma Year Ended 12/31/2024 (in thousands)
Elimination of MER’s historical depreciation of leasing equipment	$(2,094)
Depreciation of fair value of MER’s equipment held for lease acquired	16,774

Additional pro forma depreciation of leasing equipment expense	14,680

Included in MER’s equipment held for lease are “Construction in Progress” which represents deposits and progress billings paid to MER’s suppliers for the purchase of turbines and other equipment that has not yet been delivered. Solaris expects to depreciate this equipment once it’s delivered and ready for use in the next twelve months.

4.	Provision for income taxes

The pro forma adjustment to provision for income taxes of $5.7 million for the year ended December 31, 2024 relates to the estimated income tax consequences of the pro forma adjustments to income (loss) before income tax expense. Solaris utilized a historical effective combined United States federal and state income tax rate of 20.2%. While Solaris has considered the impact on the effective tax rate for the combined entity, this determination is preliminary and subject to change based upon the final determination of the combined entity’s effective tax rate.

5.	Net loss (income) related to non-controlling interests

The transaction accounting pro forma adjustment to net loss (income) related to non-controlling interests of $1.5 million for the year ended December 31, 2024 primarily relates to the increase in non-controlling interest percentage as a result of issuance of 16.5 million Solaris LLC units to the members of MER. The other transaction accounting pro forma adjustment to net loss (income) related to non-controlling interests of ($2.7 million) for the year ended December 31, 2024 relates to the share of non-controlling interests in the other transaction pro forma adjustments.

6.	Income attributable to participating securities

The pro forma adjustment to income attributable to participating securities relates to the participating securities’ share of the total pro-forma adjustments to net income.

7.	Earnings per share

The pro forma adjustments to earnings per share are as follows:

Pro Forma Year Ended 12/31/2024 (in thousands)
Numerator
Pro Forma net income attributable to Solaris Energy Infrastructure Inc.	$7,210
Less: Pro Forma income attributable to participating securities (1)	(964)

Pro Forma income attributable to common shareholders	$6,246

Denominator
Historical basic weighted-average shares of Class A common stock outstanding	28,763
Effect of dilutive securities:
Stock options	5
Performance-based restricted stock units	467

Pro Forma diluted weighted-average shares of Class A common stock outstanding	29,235

Pro forma earnings per share of Class A common stock - basic	$0.22
Pro forma earnings per share of Class A common stock - diluted	$0.21

(1)	The Company’s unvested restricted stock awards are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

The Class B shares issued as part of the Transaction were not included in the calculation of pro forma diluted earnings per share for the year ended December 31, 2024 because the effect of including such potentially dilutive shares would have been anti-dilutive upon conversion.

The following number of weighted-average potentially dilutive shares were excluded from the calculation of pro forma diluted earnings per share including the pro forma effect of the equity consideration because the effect of including such potentially dilutive shares would have been antidilutive upon conversion:

Pro Forma Year Ended 12/31/2024 (in thousands)
Anti-dilutive weighted average number of shares
Historical Class B common stock	13,632
Issuance of Class B common stock for the proposed transaction	16,465

Pro Forma Class B common stock	30,097
Restricted stock awards	1,925

Total pro forma anti-dilutive weighted average number of shares	32,021